Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE	July 17, 2025
BUTLER NATIONAL ADOPTS CORPORATE GOVERNANCE GUIDELINES New Guidelines Establish Mandatory Director Retirement Policy
New Century, Kansas, July 17, 2025 - Butler National Corporation (OTCQX: BUKS), a leader in the growing global market for aircraft modification, maintenance, repair and overhaul and a recognized provider of gaming management services, announces that its Board of Directors has adopted Corporate Governance Guidelines to promote the sound structure of the Board and best practices of its governance.

The new Corporate Governance Guidelines codify existing policies, such as director and officer stock ownership guidelines and annual performance reviews of the Board and Chief Executive Officer. The Guidelines also establish several new policies, including a mandatory retirement age for directors following their 75th birthday.

“Butler National has demonstrated significant progress towards good corporate governance over the past year, including moving towards annual elections of all directors, removing the poison-pill (shareholder rights plan), electing a Lead Independent Director, separating the roles of the Chairman of the Board and the Chief Executive Officer, adopting a majority vote standard for uncontested director elections, and now implementing the 75-year age limit. The director age limitation is a strategic move to cultivate fresh perspectives in alignment with the corporation’s evolving needs, commented Jeffrey D. Yowell, Executive Chairman of Butler National Corporation.

“The Butler National Board continues to adopt policies that strengthen corporate governance, and the 75-year age limitation for directors supports effective leadership succession,” concluded Mr. Yowell.

The Corporate Governance Guidelines are available to review on the corporation’s Investor Relations website.

More About Butler National Corporation

Butler National Corporation operates in the Aerospace and Professional Services business segments. The Aerospace Products segment includes the design, manufacture, sale and service of structural modifications, design, integration and installation of electronic equipment, systems and technologies that enhance aircraft operations, and the design, manufacture and sale of defense related articles. Additionally, we operate Federal Aviation Administration (the “FAA”) Repair Stations. Companies in Aerospace Products concentrate on products and services for Learjet, Textron Beechcraft, King Air, and Textron Cessna turboprop aircraft. Butler National-Tempe designs and manufactures robust electronic controls and cabling. The Professional Services segment includes the management of a gaming and the related dining and entertainment facility in Dodge City, Kansas. Boot Hill Casino and Resort features approximately 500 slot machines, 15 table games and a DraftKings branded sportsbook.

See our website: www.butlernational.com

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For investor information, contact:
David Drewitz, Investor Relations
david@creativeoptionscommunications.com
972-814-5723

Or email:
Mackenzie Giller, Operations
gmiller@butlernational.com